MORGAN STANLEY

IMPORTANT INFORMATION AND IRS CIRCULAR 230 NOTICE

This material has been prepared for information purposes to support the promotion or marketing of the transaction or matters addressed herein. This is not a research report and was not prepared by the Morgan Stanley research department. It was prepared by Morgan Stanley sales, trading, banking or other non-research personnel. This material was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax laws. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor. Past performance is not necessarily a guide to future performance. Please see additional important information and qualifications at the end of this material.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.
Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this material is attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

                                                                                         MORGAN STANLEY
------------------------------------------------------------------------------------------------------------------------------------
10/31/2006    16:43:09  CARVE Version 78   /u/sperbere/DEAL/HQ10/priced/hq10.061031.prepricing.carve
MSCI          MSCI       SERIES **2006-HQ10 ** FITCH/MOODYS                         CLASS C
------------------------------------------------------------------------------------------------------------------------------------

Class                    C                     Settlement Date       11/09/2006     Coupon              5.53600
Original Balance         16,774,000.00         Dated Date            11/01/2006     Delay               11
Current Balance          16,774,000.00         First Payment Date    12/12/2006     Lead Manager        Morgan Stanley & Co.
Credit Rating            AA-/Aa3               Next Payment Date     12/12/2006     Orig Deal Size      1,491,010,944.00
Market Desc              N/A                   Payment Freq          Monthly        Num of Tranches     31
Factor                   1.00000000            Interest Freq         Monthly        Deal Age            0

PREPAY                   CPR 0   CPR 0      CPR 0      CPR 0     CPR 0      CPR 0      CPR 0     CPR 0     CPR 0
DEFAULT                          CDR 2.96   CDR 2.96   CDR 2.3   CDR 2.31   CDR 1.89   CDR 1.9   CDR 1.6   CDR 1.6
ADVANCES                         YES        YES        YES       YES        YES        YES       YES       YES
RECV MNTH                        12         12         12        12         12         12        12        12
RECV DISTR                       100 1      100 1      100 1     100 1      100 1      100 1     100 1     100 1
LOSSES                           0.4        0.4        0.5       0.5        0.6        0.6       0.7       0.7
------------------------------------------------------------------------------------------------------------------------------------
PRICE / YIELD
             100.5486    5.5043    5.5179         5.4738         5.5184         5.4984         5.5192          5.398          5.5193
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE LIFE               9.93     12.35          12.44          12.47           12.6          12.63          12.76           12.66
MOD DURATION @ 100.5486    7.47      8.70           8.74           8.75           8.82           8.83           8.89            8.85
CUMULATIVE POOL LOSSES     130,212,110.36 130,604,921.59 130,015,431.90 130,531,901.29 130,190,398.41 130,830,150.42  129,991,193.95
PERCENT CUMULATIVE POOL
LOSSES                               8.73           8.76           8.72           8.75           8.73           8.77            8.72

Cusip                N/A
Yield Table Date     10/31/2006
Yield Frequency      SemiAnnual
Yield Day Count      30/360

PREPAY                                 CPR 0      CPR 0      CPR 0      CPR 0      CPR 0      CPR 0      CPR 0      CPR 0
DEFAULT                                CDR 3.22   CDR 3.23   CDR 2.51   CDR 2.52   CDR 2.06   CDR 2.07   CDR 1.74   CDR 1.75
ADVANCES                               YES        YES        YES        YES        YES        YES        YES        YES
RECV MNTH                              12         12         12         12         12         12         12         12
RECV DISTR                             100 1      100 1      100 1      100 1      100 1      100 1      100 1      100 1
LOSSES                                 0.4        0.4        0.5        0.5        0.6        0.6        0.7        0.7
------------------------------------------------------------------------------------------------------------------------------------
PRICE / YIELD

                                  5.4263          0.2722         -0.0232          0.2516         -0.1716          0.0755
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE LIFE                       12.83           14.80           14.90           14.93           14.93           14.92
MOD DURATION @ 100.5486             8.93            9.33            9.32            9.37            9.31            9.34
CUMULATIVE POOL LOSSES    130,754,469.81  140,711,176.06  141,095,795.72  140,777,574.57  141,285,693.77  140,999,188.44
PERCENT CUMULATIVE POOL
LOSSES                              8.77            9.44            9.46            9.44            9.48            9.46

PREPAY
DEFAULT
ADVANCES
RECV MNTH
RECV DISTR
LOSSES
--------------------------------------------------------------------------------
PRICE / YIELD
                                     -0.4704          0.3821        -0.2434
--------------------------------------------------------------------------------

AVERAGE LIFE                           14.93           14.93          14.93
MOD DURATION @ 100.5486                 9.26            9.38           9.30
CUMULATIVE POOL LOSSES        141,630,583.52  140,623,663.13 141,378,738.84
PERCENT CUMULATIVE POOL LOSSES          9.50            9.43           9.48

                                                                     Page 1 of 1
--------------------------------------------------------------------------------
This memorandum is based on information generally available to the public from sources believed to be reliable. No representation is made that it is accurate or complete. Certain assumptions may have been made in this analysis which have resulted in any returns detailed herein. No representation is made that any returns indicated will be achieved. Changes to the assumptions may have a material impact on any returns detailed. Past performance is not necessarily indicative of future returns. Price and availability are subject to change without notice. The foregoing has been prepared solely for informational purposes, and is not an offer to buy or sell or a solicitation of an offer to buy or sell any security or instrument or to participate in any particular trading strategy. Morgan Stanley & Co. Incorporated, Morgan Stanley & Co.
International Limited, Morgan Stanley Japan Ltd. and/or their affiliates may have positions in, and effect transactions in securities and instruments of issuers mentioned herein and may also provide or seek to provide significant advice or investment services, including investment banking, for the issuers of such securities and instruments. Additional information is available upon request. To Our Readers Worldwide: In addition please note that this publication has been issued by Morgan Stanley & Co. Incorporated and approved by Morgan
Stanley & Co. International Limited, a member of The Securities and Futures
Authority and Morgan Stanley Japan, Ltd. We recommend that investors obtain the advice of their Morgan Stanley & Co. International limited or Morgan Stanley
Japan, Ltd. representative about the investments concerned. NOT FOR DISTRIBUTION
TO PRIVATE CUSTOMERS AS DEFINED BY THE U.K. SECURITIES AND FUTURES AUTHORITY.

MORGAN STANLEY

This material was prepared by sales, trading, banking or other non-research personnel of one of the following: Morgan Stanley & Co. Incorporated, Morgan
Stanley & Co. International Limited, Morgan Stanley Japan Limited and/or Morgan
Stanley Dean Witter Asia Limited (together with their affiliates, hereinafter
Morgan Stanley). This material was not produced by a Morgan Stanley research analyst, although it may refer to a Morgan Stanley research analyst or research report. Unless otherwise indicated, these views (if any) are the author's and may differ from those of the Morgan Stanley fixed income or equity research department or others in the firm.

This material may have been prepared by or in conjunction with Morgan Stanley trading desks that may deal as principal in or own or act as market maker or liquidity provider for the securities/instruments (or related derivatives)
mentioned herein. The trading desk may have accumulated a position in the subject securities/instruments based on the information contained herein.
Trading desk materials are not independent of the proprietary interests of
Morgan Stanley, which may conflict with your interests. Morgan Stanley may also perform or seek to perform investment banking services for the issuers of the securities and instruments mentioned herein.

The information contained in this material is subject to change, completion or amendment from time to time, and the information in this material supersedes information in any other communication relating to the securities referred to in this material.

This material is not a solicitation to participate in any trading strategy, and is not an offer to sell any security or instrument or a solicitation of an offer to buy or sell any security or instrument in any jurisdiction where the offer, solicitation or sale is not permitted.

Unless otherwise set forth in this material, any securities referred to in this material may not have been registered under the U.S. Securities Act of 1933, as amended, and, if not, may not be offered or sold absent an exemption therefrom.
Recipients are required to comply with any legal or contractual restrictions on their purchase, holding, sale, exercise of rights or performance of obligations under any securities/instruments transaction.

The securities/instruments discussed in this material may not be suitable for all investors. This material has been prepared and issued by Morgan Stanley for distribution to market professionals and institutional investor clients only.
Other recipients should seek independent investment advice prior to making any investment decision based on this material. This material does not provide individually tailored investment advice or offer tax, regulatory, accounting or legal advice. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction.
You should consider this material as only a single factor in making an investment decision.

Options are not for everyone. Before purchasing or writing options, investors should understand the nature and extent of their rights and obligations and be aware of the risks involved, including the risks pertaining to the business and financial condition of the issuer and the security/instrument. A secondary market may not exist for these securities. For Morgan Stanley customers who are purchasing or writing exchange-traded options, please review the publication
Characteristics and Risks of Standardized Options, which is available from your account representative.

The value of and income from investments may vary because of changes in interest rates, foreign exchange rates, default rates, prepayment rates, securities/instruments prices, market indexes, operational or financial conditions of companies or other factors. There may be time limitations on the exercise of options or other rights in securities/instruments transactions. Past performance is not necessarily a guide to future performance. Estimates of future performance are based on assumptions that may not be realized. Actual events may differ from those assumed and changes to any assumptions may have a material impact on any projections or estimates. Other events not taken into account may occur and may significantly affect the projections or estimates.
Certain assumptions may have been made for modeling purposes only to simplify the presentation and/or calculation of any projections or estimates, and Morgan
Stanley does not represent that any such assumptions will reflect actual future events. Accordingly, there can be no assurance that estimated returns or projections will be realized or that actual returns or performance results will not materially differ from those estimated herein. Some of the information contained in this document may be aggregated data of transactions in securities or other financial instruments executed by Morgan Stanley that has been compiled so as not to identify the underlying transactions of any particular customer.

Notwithstanding anything herein to the contrary, Morgan Stanley and each recipient hereof agree that they (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind
(including opinions or other tax analyses) that are provided to it relating to the tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

In the UK, this communication is directed in the UK to those persons who are market counterparties or intermediate customers (as defined in the UK Financial
Services Authority's rules). In Japan, this communication is directed to the sophisticated institutional investors as defined under the Foreign Broker Dealer
Law of Japan and the ordinances thereunder. For additional information, research reports and important disclosures see https://secure.ms.com/servlet/cls. The trademarks and service marks contained herein are the property of their respective owners.

This material may not be sold or redistributed without the prior written consent of Morgan Stanley.

(c) 2005 Morgan Stanley